Exhibit (r)(2)

3. CODE OF ETHICS

This is the Code of Ethics (the “Code”) of the Firm. The Code is intended to satisfy the code of ethics requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

3.1 Who is Subject to the Code?

The Code applies in its entirety to the following persons:

●	Every managing partner, partner, vice president, associate, analyst, (or any person performing similar functions), or employee of the Firm.

●	Every natural person (whether or not an employee of the Firm) who is subject to the Firm’s supervision and control who (i) has access to non-public information regarding a Fund’s purchase or sale of securities, (ii) who is involved in making investment recommendations to a Fund, or (iii) who has access to securities recommendations to a Fund that are non-public.

Things Supervised Persons Need to Know to Use the Code

1.	Terms in boldface type have special meanings as used in the Code. To understand the Code, please read the definitions of these terms. The definitions are contained in the Part III section at the end of the Code.

2.	The Code has three sections:

Part I:	General Principles and Restrictions

Part II:	Reporting

Part III:	Definitions

3.	There are Reporting Forms[8] that Supervised Persons covered by the Code have to fill out. Copies of the Reporting Forms may be obtained from the CCO.

4.	The CCO has the authority to grant written waivers of the provisions of the Code in appropriate instances. However:

●	The Firm expects that waivers will be granted only in rare instances; and

●	Some provisions of the Code that are prescribed by Securities and Exchange Commission (“SEC”) rules cannot be waived. These provisions include, but are not limited to, the requirements that covered persons file certain reports and obtain pre-clearance of certain transactions.

5.	The management of the Firm and the CCO will review the terms and provisions of the Code at least annually and make amendments as necessary. The CCO must provide a copy of the Code, and a copy of any amendment to the Code, to each person covered by the Code.

6.	Supervised Persons must be familiar with the Code and acknowledge receipt of the Code (and any amendment thereto) upon employment and annually thereafter by returning the Acknowledgement attached hereto.

[8]	See supra footnote 5.

CODE OF ETHICS

Part I:	GENERAL PRINCIPLES AND RESTRICTIONS

General Principles It is improper for the Firm or persons covered by the Code to:

●	use for their own benefit (or the benefit of anyone other than a Fund) information about the Firm’s trading or investment recommendations for a Fund; or

●	take advantage of investment opportunities that would otherwise be available for a Fund.

The Firm expects all persons covered by the Code to comply with the spirit of the Code, as well as the specific rules contained in the Code. The Firm treats violations of the Code (including violations of the spirit of the Code) very seriously. If a Supervised Person violates either the letter or the spirit of the Code, the Firm may take disciplinary measures, including, without limitation, imposing penalties or fines, reducing compensation, demotions, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing9.

Improper Trading10 activity can constitute a violation of the Code. But a Supervised Person can also violate the Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Supervised Person’s conduct can violate the Code even if neither any Fund nor the Firm is harmed.

Any doubt or uncertainty about what the Code requires, or permits should be referred to the CCO. Please do not guess the answer.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the federal securities laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the managing partners on the matter.

Compliance with the Federal Securities Laws All persons covered by the Code must comply with applicable U.S. federal securities laws at all times.

3.2 Transaction Restrictions

1.	Pre-clearance. Supervised Persons and members of their Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which the Supervised Person or a member of their Family/Household has any Beneficial Ownership unless, in advance of the transaction, pre-clearance is obtained for that transaction. For purposes of these pre-clearance requirements, please assume that any investment transaction that Supervised Persons or members of their Family/Household are considering making is subject to pre-clearance pursuant to the Code, unless the Code specifically provides that the transaction is not subject to pre-clearance. Pre-clearance is obtained by first completing the Personal Trade Pre-clearance Request[11]. The Personal Trade Pre-Clearance Request must then be submitted online to the CCO for pre-clearance. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day (except in the case of private placements, as discussed below under “Private Placements”). The CCO may revoke a pre-clearance at any time after it is granted and before the transaction is completed. The CCO may deny or revoke pre-clearance for any reason and is not required to explain such revocation or denial.

[9]	See the Compliance Breaches Policy contained in this Manual for examples of disciplinary measures.
[10]	See the Insider Trading, Material Non-Public Information and Market Manipulation Policy contained in this Manual for examples of Improper Trading.
[11]	See supra footnote 5.

The pre-clearance requirements do not apply to the following categories of transactions:

●	Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Co-operation and Development, or any agency or authority thereof.

●	Transactions that occur by operation of law or under any other circumstance in which neither the Supervised Person nor any member of their Family/Household exercises any discretion to buy or to sell or makes recommendations to a person who exercises such discretion.

●	Purchases of Covered Securities pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

●	Purchases pursuant to the exercise of rights issued pro rata to all holders of any class of Covered Securities and received by a Supervised Person (or a Family/Household member) from the issuer.

2.	Private Placements.

Neither a Supervised Person nor any member of their Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, including the purchase of an interest in any Fund, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. For avoidance of doubt, these procedures do not apply for interests related to Firm Funds. If pre-clearance is obtained, it is valid until the private placement transaction closes. For the avoidance of doubt, the acquisition of any Cryptocurrency, or Beneficial Ownership in any Cryptocurrency, in a private placement, including through an initial coin offering, a token warrant, or a SAFT12 or SAFT-E, will require the advance written approval of the CCO.

3.	Initial Public Offerings.

Neither a Supervised Person nor any member of their Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering, except with the specific, advance written approval of the CCO which the CCO may deny for any reason.

Adopted:        December 2025

[12]	Simple Agreement for Future Tokens investment contract.

CODE OF ETHICS

PART II: REPORTING

3.3	Reporting Requirements

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts must be reported and what accounts are subject to trading restrictions. For example, accounts of certain members of a Supervised Person’s Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which a Supervised Person might participate, and certain accounts that others may be managing for a Supervised Person. To ensure a proper understand what holdings, transactions and accounts are covered, it is essential that a Supervised Person carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in Part III, the “Definitions” section at the end of the Code.

ALSO: Supervised Persons must file the reports described below, even if there are no holdings, transactions or accounts to list in the reports.

ALSO: Compliance with the following reporting requirements does not relieve a Supervised Person of any of the other obligations under the Code, including the requirement to seek pre- clearance of transactions in Covered Securities.

Copies of all reporting forms13 are available on-line. The CCO shall have the responsibility of periodically reviewing personal securities transactions and holdings.

Initial Holdings Reports14 No later than 10 business days after a Supervised Person joins the Firm or otherwise became covered by the Code, an Initial Holdings report must be filed with the CCO which must indicate the filing date thereof.

The Initial Holdings Report requires a list of all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date) in which a Supervised Person (or members of their Family/Household) have Beneficial Ownership. It also requires a list of the related brokers and/or dealers. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date of employment with the Firm or the time an employee became a Supervised Person otherwise covered by the Code.

The Initial Holdings Report also requires confirmation that a Supervised Person has read and understood the Code and that it applies to the Supervised Person and members of their Family/Household.

Duplicate Confirmation Statements and Account Statements15 If a Supervised Person or any member of their Family/Household has a securities account that contains one or more Covered Securities (or has Beneficial Ownership of Covered Securities in another person’s account) with any broker, dealer or bank, the Supervised Person or their Family/Household member must direct that broker, dealer or bank to send, directly to the CCO, contemporaneous duplicate copies of all transaction confirmation statements and account statements relating to that account. Any confirmation statements must include, for each transaction, the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of the security, as well as the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

[13]	See supra footnote 5.
[14]	These reports are filed/linked using the on-line compliance solution portal.
[15]	If securities holdings cannot be linked with the on-line compliance portal, Supervised Persons are required to upload statements electronically.

Every calendar quarter, Supervised Persons must certify (including members of their Family/Household) to have directed all brokers, dealers and banks to furnish duplicate confirmation statements and account statements directly to the CCO; that no transactions that would be required to be reported were effected during the quarter, except (i) transactions effected through accounts for which the Supervised Person and members of their Family/Household have directed the broker, dealer or bank to send duplicate confirmation statements and account statements directly to the CCO or (ii) transactions reported on Quarterly Transaction Reports; and that, as far as the Supervised Person and members of their Family/Household know, those statements, together with any Quarterly Transaction Reports, are complete and accurate representations of all transactions during the most recent calendar quarter.

EXCEPTION: If applicable laws or regulations in the jurisdiction(s) relevant for a Supervised Person or members of their Family/Household prohibit brokers, dealers or banks from providing duplicate transaction confirmation statements directly to the CCO, the Supervised Person or members of their Family/Household were unable to direct the broker, dealer or bank in which the Supervised Person or members of their Family/Household had Beneficial Ownership to provide such statements, or the Supervised Person or members of their Family/Household otherwise have transactions in Covered Securities not held by brokers, dealers or banks, the Supervised Person instead must file a Quarterly Transaction Report, as specified below. Note, however, that such Quarterly Transaction Report need not list any transactions by the Supervised Person or members of their Family/Household that are covered by duplicate transaction confirmation and account statements sent directly to the CCO.

NOTE: The requirement to furnish duplicate confirmation and account statements to the CCO is in addition to the pre-clearance requirement generally applicable to transactions in Covered Securities and certain other transactions. Furnishing a confirmation statement does not constitute compliance with the Code’s transaction restrictions and prohibitions.

Quarterly Transaction Reports. If applicable laws or regulations in the jurisdiction(s) relevant for a Supervised Person or members of their Family/Household prohibit brokers, dealers or banks from providing duplicate transaction confirmation statements directly to the CCO, the Supervised Person or members of their Family/Household were unable to direct the broker, dealer or bank in which the Supervised Person or members of their Family/Household had Beneficial Ownership to provide such statements, or the Supervised Person or members of their Family/Household otherwise have transactions in Covered Securities not held by brokers, dealers or banks, no later than 30 calendar days after the end of March, June, September and December each year, the Supervised Person must file with the CCO a Quarterly Transaction Report, which must indicate the filing date thereof.

The Quarterly Transaction Report requires Supervised Persons to list all transactions (other than transactions by the Supervised Persons or members of their Family/Household that are covered by duplicate transaction confirmation and account statements sent directly to the CCO) during the most recent calendar quarter in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date,) in which the Supervised Person (or members of their Family/Household) had Beneficial Ownership. It also requires Supervised Persons to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was affected and the name of the broker, dealer or bank with or through which the transaction was effected.

Supervised Persons must attach to the Quarterly Transaction Report copies of the transaction confirmation statements sent by the broker, dealer or bank, if any, and must certify that those statements, together with duplicate transaction confirmation and account statements sent directly to the CCO, accurately reflect all transactions during the most recent calendar quarter in Covered Securities in which the Supervised Persons or members of their Family/Household had Beneficial Ownership and were executed through a broker, dealer or bank.

In addition, every person covered by the Code must promptly (and in no event later than 30 days after the end of each calendar quarter) report to the CCO the opening of any new account, as required by Rule 17j-1 under the 1940 Act. Such report must contain, at a minimum, the following information:

•	The name of the broker, dealer or bank with whom the person established the account;
•	The date the account was established; and
•	The date that the report is submitted by such person.

EXCEPTION: Supervised Persons need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Annual Holdings Reports16. No later than February 15 of each year, Supervised Persons must file with the CCO an Annual Holdings Report, which must indicate the filing date thereof.

The Annual Holdings Report requires Supervised Persons to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date) in which the Supervised Persons (or members of their Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires Supervised Persons to list the related brokers and/or dealers.

The Annual Holdings Report also requires Supervised Persons to confirm that they have read and understood the Code and have complied with its requirements, and that this understanding additionally applies to members of their Family/Household.

Adopted:      December 2025

[16]	See supra footnote 5.

CODE OF ETHICS

PART III:     CODE OF ETHICS DEFINITIONS

These terms have special meanings in the Code:

Beneficial Ownership

CCO

Covered Security

Cryptocurrency

Family/Household

Fund

The special meanings of these terms as used in the Code are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in the Code than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If a Supervised Person has any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the CCO. Please do not guess the answer.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Note that Supervised Persons do not have Beneficial Ownership of holdings in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither the Firm nor a control affiliate of the Firm manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

●	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

●	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

●	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in (i) a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account, or (ii) in an account with respect to which the person has certified to the CCO at least annually that the person has had no influence or control regarding any particular transaction made or to be made in the account and the adviser, broker, bank, trust company or other manager has made all investment decisions without informing the person as to the transaction until after the transaction has been effected. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is of the type described above, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.) A person wishing to take advantage of the exception described in (ii) above must also use his or her best efforts to obtain an acknowledgment from the relevant adviser, broker, bank, trust company or other manager that such person has no influence or control regarding any particular transaction made or to be made in the relevant account, which acknowledgment must be submitted to the CCO.

●	Securities in a person’s individual retirement account.

●	Securities in a person’s account in a 401(k) or similar retirement plan.

●	Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.

●	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

●	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code. Supervised Persons should ask the CCO with any questions or doubts at all about whether the Supervised Person or a member of their Family/Household would be considered to have Beneficial Ownership in any particular situation.

NOTE: By way of clarification, notwithstanding the foregoing, no Fund is prohibited by the Code from purchasing or selling a Covered Security of which certain persons covered by the Code might be deemed to have Beneficial Ownership.

CCO means the person designated by the Firm as its CCO in accordance with Rule 206(4)-7(c) under the Investment Advisers Act of 1940, or another person that he or she designates to perform the functions of CCO when he or she is not available. For purposes of reviewing the CCO’s own transactions and reports under the Code, the functions of the CCO are performed by a senior officer of the Firm or his or her designee.

Covered Security means anything that is considered a “security” under section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the 1940 Act, except:

●	Direct obligations of the U.S. Government.

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

●	Shares of money market investment companies registered under the Investment Company Act of 1940.

●	Shares of open-end investment companies registered under the Investment Company Act of 1940, including shares of index and sector tracking Exchange Traded Funds (“ETFs”).

●	Shares of unit investment trusts that invest exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that may not be ordinarily thought of as “securities,” such as:

●	options on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	Cryptocurrency (provided, that bitcoin (BTC), Ether (ETH), Bitcoin Cash (BCH), Bitcoin SV (BSV), Ethereum Classic (ETC), Tether (USDT) and USD Coin (USDC) are not considered “securities”);

●	investments in foreign unit trusts and foreign mutual funds; and

●	investments in hedge funds and private investment funds (including a Fund).

If a Supervised Person has any questions or doubts about whether an investment is a considered a Covered Security under the Code, assume that the investment is a Covered Security and seek guidance from the CCO. Do not guess.

Cryptocurrency means cryptocurrencies, virtual currencies, cryptographic tokens, decentralized application or organization tokens, protocol tokens, non-fungible tokens, and any other digital assets or other instruments utilizing a blockchain or other distributed ledger technology, however characterized, regardless of centralized or decentralized control or ownership or whether acquired in a public or private transaction.

Members of a Supervised Person’s Family/Household include:

●	Spouse or domestic partner (unless they do not live in the same household as the Supervised Person and the Supervised Person does not contribute in any way to their support).

●	Children under the age of 18.

●	Children who are 18 or older (unless they do not live in the same household as the Supervised Person and the Supervised Person does not contribute in any way to their support).

●	Any of these people who live in the Supervised Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons- in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Fund means any one or more of Funds and any other pooled investment vehicle that is currently advised by the Firm or may be advised by the Firm in the future.

Reportable Fund means (i) any Fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (i.e., an adviser of a registered investment company); or (ii) any such fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.